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                                                                    EXHIBIT 21.1


                       List Of Subsidiaries Of The Company


The following entities are wholly-owned subsidiaries of Thermwood Corporation:


Carolina CNC, Inc., a North Carolina corporation.
Thermwood Europe Ltd., a United Kingdom limited liability company. Thermwood Capital Corporation, an Indiana corporation.